SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2011

MICRONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17966	22-2063614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Hampshire Drive

Hudson, NH 03051

(Address of principal executive offices, including zip code)

(603) 883-2900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2011, Micronetics, Inc. (the “Company”) entered into a Severance Agreement with Carl Lueders, its Chief Financial Officer (the “Severance Agreement”). A copy of the Severance Agreement is attached hereto as Exhibit 10.1.

The Severance Agreement provides that if Mr. Lueders’ employment is terminated either by the Company without “Cause” (as defined in the Severance Agreement) or by Mr. Lueders for “Good Reason” (as defined in the Severance Agreement) following a “Change in Control” (as defined in the Company’s 2006 Equity Incentive Plan) then Mr. Lueders will (i) be paid a single lump sum cash payment equal to his earned but unpaid base salary and accrued but unpaid vacation, and (ii) be paid a single lump sum cash payment equal to 50% of his annual base salary then in effect and any bonus to which he was or would have been entitled under the Company’s executive bonus plan or any successor thereto, determined on a pro rata basis. In addition, to the extent Mr. Lueders has options that have not previously vested in accordance with their terms, such options shall vest and become exercisable on such termination date. Further, during the period from such termination date and continuing until the 12-month anniversary thereof, the Company shall pay Mr. Lueders directly or reimburse him for health care premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Finally, for a period not to exceed 12 months following such termination date, the Company shall, at its expense, provide Mr. Lueders with outplacement services.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is incorporated herein by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Severance Agreement, dated as of August 29, 2011, between Micronetics, Inc. and Carl Lueders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONETICS, INC.
(Registrant)

By:	/s/ David Robbins
David Robbins
Chief Executive Officer

Date: August 31, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Severance Agreement, dated as of August 29, 2011, between Micronetics, Inc. and Carl Lueders